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                                                                   EXHIBIT 10.22

                                  PROPERTY OF
                           ARGONAUT TECHNOLOGIES INC.

[The Jackson Laboratory Logo]


                                                                   June 30, 1999

Copy via Telefax -- 650-598-1347
Original via Federal Express

Jan K. Hughes, Vice President
Product Development
Argonaut Technologies
887 Industrial Road, Suite G
San Carlos, California 94070

     RE: LICENSE AGREEMENT

Dear Jan:

     Enclosed, herewith, please find one fully executed original of the License Agreement between Argonaut Technologies, Inc. and The Jackson Laboratory.

     Jan, we would appreciate hearing from you as to what your projected timetable is for marketing your Entry Level Parallel Reactor System.

     I might add that it was a pleasure working with you and your attorney to finalize the Agreement.

                                                  Sincerely,

                                                  /s/ DAVID EINHORN
                                                  -------------------------
                                                  David Einhorn
                                                  House Counsel

DE:tay
Enclosure
Cc: Susie Airhart
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                               LICENSE AGREEMENT

     This License Agreement ("Agreement"), effective as of the 30th day of June, 1999 (the "Effective Date"), is entered into by and between Argonaut Technologies, Inc., a Delaware corporation having offices at 887 Industrial Road, Suite G, San Carlos, California 94070, U.S.A. ("Argonaut"), and The Jackson Laboratory a non-profit corporation having offices at 600 Main Street, Bar Harbor, Maine 04609-1500 ("Jackson").

                                   WITNESSETH

     A. WHEREAS, Jackson is the owner of U.S. Patent 4, 911, 555, and has the right to grant licenses under said Patent, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

     B. WHEREAS, Jackson desires to have the Patent developed and commercialized to benefit the public and is willing to grant a license thereunder;

     C. WHEREAS, Argonaut has represented to Jackson, to induce Jackson to enter into this License Agreement, that Argonaut is experienced in the development production, manufacturing, marketing, and sale of products Similar to Products (as later defined herein) and that it will commit itself to a thorough, vigorous, and diligent program of exploiting the Patent so that public utilization can result therefrom.

     D. Jackson desires to grant to Argonaut the right to develop, manufacture, and distribute Products (as defined below) using the Licensed Patent (as defined below).

     1.   DEFINITIONS

     a. "Licensed Patent" means U.S. Patent 4,911,555, Magnetic Stirrer For Multiple Samples including all revisions, extensions, substitutions, re-registrations, examinations, re-validations and patents of additions as well as any foreign patents covering any claims described in the foregoing patent.

     b. "Products" means any revenue producing product or part thereof which is covered in whole or in part by an issued, unexpired claim of the Licensed Patent, which is developed, manufactured, distributed or licensed by or through Argonaut using the Licensed Patent, including that product specifically set forth in Exhibit A.

     c. "Field" means all organic and inorganic reaction specific applications.

     d. "Revenue" means any funds or other consideration Argonaut actually receives from the sale of the Products.

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          e.   "Year" shall mean each twelve (12) month period following the
Effective Date.

     2.   LICENSE GRANT.

          a. Licensed Patent. Jackson hereby grants to Argonaut a worldwide Field exclusive, sub-licensable, worldwide license, under the Licensed Patent, to develop, manufacture, have manufactured, modify, use, market, service, sell and otherwise distribute the Products. Jackson reserves the right to practice under the Patent solely for its own research purposes.

          b. Distributors. Argonaut may exercise its distribution rights granted pursuant to Section 2 above through the use of third party distributors, resellers, dealers and sales representatives (collectively, "Distributors").

     c. Products. Argonaut agrees that Products leased or sold in the United States shall be manufactured substantially in the United States.

     3.   PATENT NOTICES.

          Argonaut shall place appropriate patent markings on Products used, sold or otherwise distributed hereunder during the term of this Agreement.

     4.   CONFIDENTIALITY.

          Each party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information; provided that each party may disclose the terms and conditions of this Agreement; (i) as required by any court or other government body or as otherwise required by law; (ii) to legal counsel, employees, and trustees; (iii) in confidence, to accountants, banks, and financing sources and their advisors; (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.

     5.   INDEMNIFICATION AND INTELLECTUAL PROPERTY

          a. By Jackson. Jackson shall at Argonaut's request, notify Argonaut of all countries in which it is seeking patents covering the Products. Jackson shall promptly after discovery notify Argonaut of any material infringement of which it becomes aware related to any patents covering the Products. Jackson shall have the right to bring, defend, and maintain any appropriate suit, action or proceeding involving any such infringement at Jackson's expense. In the event that Jackson fails to take any such action in a reasonable time, Jackson shall give Argonaut all authority, information and assistance necessary to pursue, defend or settle any such suit, action or proceeding and Argonaut shall pay the expenses (including attorneys' fees) incurred in connection with any such suit, action or proceeding. In the event that Argonaut lack standing to bring any such suit, action or proceeding, then Argonaut may, for such purposes, use the name of Jackson as a party plaintiff


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provided that no settlement, consent judgment, or other voluntary final disposition of the suit may be entered into without the consent of Jackson, which consent shall not unreasonably be withheld. Any amounts recovered in any suit, action or proceeding under this Section 5(a) by either party, whether by judgment or settlement (including, but not limited to, any royalties or other consideration received pursuant to any sublicenses or other arrangements entered into as part of settlement), shall be retained by that party.

          b. By Argonaut. Argonaut shall indemnify, hold harmless and, at Jackson's request, defend Jackson from and against any and all claims, liabilities and expenses (including reasonable fees of attorneys and other professionals) arising out of or in connection with Argonaut's use, manufacture, sale, lease, distribution, or advertisement of the Products, provided Jackson promptly notifies Argonaut of any such claim and permits Argonaut to control the defense and settlement thereof.

     6.   LIMITATION OF LIABILITY

          In no event shall either party be liable to the other party for any special, incidental or consequential damages arising out of this Agreement, the use of the Licensed Patent or distribution of Products by Argonaut or any third party, whether under theory of contract, tort (including negligence), indemnity, product liability or otherwise. Notwithstanding the foregoing, this
Section 6 shall not apply to Section 5(b) of this Agreement.

     7.   FIELD EXCLUSIVITY.

          Unless otherwise agreed in writing, Jackson shall only allow Argonaut Field exclusive distribution rights for Products.

     8.   TECHNOLOGY LICENSE FEE.

          a. Royalty. Unless otherwise agreed in writing, Argonaut agrees to pay Jackson a per unit royalty for each of the Products.

          b. Royalty Amount. Unless otherwise agreed in writing, the per unit Royalty Amount will be set separately for each instrument as defined as Products, as specifically set forth in Exhibit A.

          c. Payment. Unless otherwise agreed in writing, Payment shall include all Royalty Amounts for Products distributed in Argonaut's previous quarter. The Payment will be made in USD to Jackson quarterly. The Payment shall be made to Jackson sixty (60) days from the end of Argonaut's fiscal quarter and shall include all Payments for Products distributed the previous fiscal quarter.

     9.   TERM AND TERMINATION.


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          a.   Term.

               (i) This Agreement shall continue in full force and effect until the expiration of the Patent, unless earlier terminated as provided in Section 9(b).

               (ii) At the end of the Term, Argonaut retains all rights granted hereunder. However, all obligations to pay the Royalty and Payments discontinue.

          b.   Termination.

          This Agreement will terminate automatically without notice, (i) upon the institution by or against Argonaut of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Argonaut's debts, (ii) upon Argonaut's making an assignment for the benefit of creditors, or (iii) in the event of Argonaut's dissolution or insolvency. This Agreement will also terminate should Argonaut fail to make any payment due and payable to Jackson hereunder, or upon any material breach or default of this Agreement by Argonaut, upon thirty (30) days notice. Upon the expiration of the thirty (30) day period, if Argonaut shall not have made such payments or cured any such material breach, the rights, privileges, and license granted hereunder shall automatically terminate.

          c. Survival. The parties' rights and obligations under Sections 1, 3, 4, 5, 6, 9(c) and 10 shall survive any termination of this Agreement.

          d. No Waiver. The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of such provision.

     10.  MISCELLANEOUS PROVISIONS.

          a. Assignment. Neither party may transfer or assign its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Successors of Argonaut shall include any party which acquires Argonaut or into which Argonaut merges.

          b. No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

          c. Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in


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good faith those provisions so held to be invalid to be valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provisions.

          d. Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement, including, but not limited to, acts of God, manmade or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligations shall be extended for the time period lost by reason of the delay.

          e. Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgement, confirmation or any other document issued by either party effecting the purchase and/or sale of Products, unless the parties agree otherwise in writing.

          f. Headings. Headings of paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

          g. Notice. Any notice required or permitted to be given under this Agreement shall be delivered (i) by hand, (ii) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 10(g), (iii) by overnight courier, or (iv) by fax with confirming letter mailed under the conditions described in (ii) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

          h. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. The terms of any purchase order are expressly excluded.

          i. Governing Law. This Agreement shall be governed by and construed under the law of the State of Maine, without regard to conflict of laws principles or the U.N. Convention on Contracts for the International Sale of Goods.

          j. Arbitration. Any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration under the Rules of


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conciliation and Arbitration of the International Chamber of Commerce as
presently in force ("Rules") and by three (3) arbitrators appointed in accordance with said Rules. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The place of arbitration shall be Hancock County, Maine, U.S.A. The parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief, without breach of this Section 10(j) and without any abridgment of the powers of the arbitrators.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.


THE JACKSON LABORATORY                 ARGONAUT TECHNOLOGIES, INC.

By: /s/ KENNETH PAIGEN                 By: /s/ JAN K. HUGHES
    ------------------                     -------------------------------------
Name: Kenneth Paigen                   Name: Jan K. Hughes

Title: Director                        Title: Vice President Product Development



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                                   EXHIBIT A

                           PRODUCTS AND DOCUMENTATION


     Products:

A.   ENTRY LEVEL PARALLEL REACTOR SYSTEM

     1) Manual Parallel Organic and Inorganic Reactor System

        - Number of Reactors <24

        - Rotary Stir Magnet Mixing

        - Heating

        - Cooling

        - Inert Reaction Environment

        - Approximate Average Unit Revenue: USD 2,500.00

Royalty Amounts:

A.   ENTRY LEVEL PARALLEL REACTOR SYSTEM: USD 100.00 PER UNIT


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